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                                                                    EXHIBIT 23.1

                            ACCOUNTANTS' CONSENT AND
                              REPORT ON SCHEDULES


The Members' Committee
LCC, L.L.C.


The audits referred to in our report dated March 15, 1996, except for Note 19 which is as of May 17, 1996, included the related financial statement schedule as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                             /s/ KPMG PEAT MARWICK LLP

                                                 KPMG Peat Marwick LLP



Washington, DC
September 17, 1996